Exhibit 99.2

Genesee & Wyoming Reports Traffic for November 2016

DARIEN, Conn. — (BUSINESS WIRE)— Dec. 9, 2016 — Genesee & Wyoming Inc. (G&W) (NYSE: GWR) today reported traffic volumes for November 2016.

G&W’s traffic in November 2016 was 247,470 carloads, an increase of 8,856 carloads, or 3.7%, compared with November 2015. Note that the carloadings do not include shipments from the Providence and Worcester Railroad Company, which was acquired and held in a voting trust on November 1, 2016.

G&W’s traffic in the fourth quarter of 2016 through November was 492,814 carloads, a decrease of 3,009 carloads, or 0.6%, compared with the fourth quarter of 2015 through November.

The table below sets forth summary total carloads by segment for November 2016 and November 2015.

Segment	November 2016	November 2015	Change	% Change
North American Operations	133,689	124,220	9,469	7.6%
Australian Operations	15,036	16,189	(1,153)	(7.1%)
U.K./European Operations	98,745	98,205	540	0.5%

Total G&W Operations	247,470	238,614	8,856	3.7%

November 2016 Highlights by Segment

•	North American Operations: Traffic in November 2016 was 133,689 carloads, an increase of 7.6% compared with November 2015. The increase was primarily due to increased coal & coke, agricultural products and metals traffic.

•	Australian Operations: Traffic in November 2016 was 15,036 carloads, a decrease of 7.1% compared with November 2015. The decrease was primarily due to decreased agricultural products traffic, partially offset by increased metallic ores traffic.

•	U.K./European Operations: Traffic in November 2016 was 98,745 carloads, an increase of 0.5% compared with November 2015.

The table below sets forth North American Operations carload information for November 2016 and November 2015 by commodity group.

North American Operations:	November 2016	November 2015	Change	% Change
Agricultural Products	19,067	16,863	2,204	13.1%
Autos & Auto Parts	2,439	1,974	465	23.6%
Chemicals & Plastics	14,574	14,454	120	0.8%
Coal & Coke	21,655	17,004	4,651	27.4%
Food & Kindred Products	5,121	4,753	368	7.7%
Lumber & Forest Products	11,110	10,839	271	2.5%
Metallic Ores	1,632	1,943	(311)	(16.0%)
Metals	11,264	9,541	1,723	18.1%
Minerals & Stone	16,282	15,509	773	5.0%
Petroleum Products	9,222	8,928	294	3.3%
Pulp & Paper	12,942	14,306	(1,364)	(9.5%)
Waste	3,989	3,275	714	21.8%
Other	4,392	4,831	(439)	(9.1%)

Total carloads	133,689	124,220	9,469	7.6%

•	North American Operations traffic increased 9,469 carloads, or 7.6%.

•	Coal & Coke traffic increased 4,651 carloads, or 27.4%, primarily due to increased shipments of utility coal in G&W’s Midwest and Central regions.

•	Agricultural products traffic increased 2,204 carloads, or 13.1%, primarily due to increased shipments of grain in G&W’s Midwest and Central regions.

•	Metals traffic increased 1,723 carloads, or 18.1%, primarily due to increased shipments in all of G&W’s North American regions.

•	Pulp & Paper products traffic decreased 1,364 carloads, or 9.5%, primarily due to lower shipment volumes in all of G&W’s North American regions.

•	All remaining traffic increased by a net 2,255 carloads.

The table below sets forth Australian Operations carload information for November 2016 and November 2015 by commodity group.

Australian Operations:	November 2016	November 2015	Change	% Change
Agricultural Products	2,864	4,570	(1,706)	(37.3%)
Intermodal	5,048	5,153	(105)	(2.0%)
Metallic Ores	1,587	925	662	71.6%
Minerals & Stone	5,505	5,514	(9)	(0.2%)
Petroleum Products	32	27	5	18.5%

Total carloads	15,036	16,189	(1,153)	(7.1%)

•	Australian Operations traffic decreased 1,153 carloads, or 7.1%.

•	Agricultural products traffic decreased 1,706 carloads, or 37.3%, primarily due to weather related delays to the start of the 2016-2017 harvest.

•	Metallic ores traffic increased 662 carloads, or 71.6%, primarily due to the short-term re-opening of an iron ore mine in 2016.

•	All remaining traffic decreased by a net 109 carloads.

The table below sets forth U.K./European Operations carload information for November 2016 and November 2015 by commodity group.

U.K./European Operations:	November 2016	November 2015	Change	% Change
Agricultural Products	238	37	201	NM
Coal & Coke	4,643	5,447	(804)	(14.8%)
Intermodal	78,520	77,921	599	0.8%
Minerals & Stone	15,344	14,800	544	3.7%

Total carloads	98,745	98,205	540	0.5%

•	U.K./ Europe Operations traffic increased by 540 carloads, or 0.5%

•	Coal & coke traffic decreased 804 carloads, or 14.8%, primarily due to lower shipment volumes in the U.K. and Poland.

•	Intermodal traffic increased by 599 carloads, or 0.8%, due to the timing of shipments in continental Europe, partially offset by decreased intermodal volumes in the U.K. due to ongoing port congestion.

•	Minerals & stone traffic increased by 544 carloads, or 3.7%, due to an increase in shipment volumes in Poland and the U.K.

Fourth Quarter of 2016 Through November Traffic

The table below sets forth summary total carloads by segment for the fourth quarter of 2016 through November and the fourth quarter of 2015 through November.

Segment	QTD Nov 2016	QTD Nov 2015	Change	% Change
North American Operations	268,628	261,852	6,776	2.6%
Australian Operations	29,189	29,988	(799)	(2.7%)
U.K./European Operations	194,997	203,983	(8,986)	(4.4%)

Total G&W Operations	492,814	495,823	(3,009)	(0.6%)

The table below sets forth North American Operations carload information for the fourth quarter of 2016 through November and the fourth quarter of 2015 through November by commodity group.

North American Operations:	QTD Nov 2016	QTD Nov 2015	Change	% Change
Agricultural Products	39,157	35,953	3,204	8.9%
Autos & Auto Parts	5,123	3,830	1,293	33.8%
Chemicals & Plastics	29,202	29,546	(344)	(1.2%)
Coal & Coke	42,392	36,327	6,065	16.7%
Food & Kindred Products	10,782	10,189	593	5.8%
Intermodal	36	23	13	56.5%
Lumber & Forest Products	22,578	23,101	(523)	(2.3%)
Metallic Ores	3,223	3,882	(659)	(17.0%)
Metals	21,934	19,481	2,453	12.6%
Minerals & Stone	33,702	35,221	(1,519)	(4.3%)
Petroleum Products	17,809	17,518	291	1.7%
Pulp & Paper	25,585	28,436	(2,851)	(10.0%)
Waste	8,021	6,919	1,102	15.9%
Other	9,084	11,426	(2,342)	(20.5%)

Total carloads	268,628	261,852	6,776	2.6%

The table below sets forth Australian Operations carload information for the fourth quarter of 2016 through November and the fourth quarter of 2015 through November by commodity group.

Australian Operations:	QTD Nov 2016	QTD Nov 2015	Change	% Change
Agricultural Products	5,036	6,196	(1,160)	(18.7%)
Intermodal	10,128	10,220	(92)	(0.9%)
Metallic Ores	2,829	2,592	237	9.1%
Minerals & Stone	11,149	10,927	222	2.0%
Petroleum Products	47	53	(6)	(11.3%)

Total carloads	29,189	29,988	(799)	(2.7%)

The table below sets forth U.K./European Operations carload information for the fourth quarter of 2016 through November and the fourth quarter of 2015 through November by commodity group.

U.K./European Operations:	QTD Nov 2016	QTD Nov 2015	Change	% Change
Agricultural Products	557	77	480	NM
Coal & Coke	8,781	10,627	(1,846)	(17.4%)
Intermodal	155,711	161,016	(5,305)	(3.3%)
Lumber & Forest Products	158	0	158	NM
Metallic Ores	108	0	108	NM
Minerals & Stone	29,682	32,263	(2,581)	(8.0%)

Total carloads	194,997	203,983	(8,986)	(4.4%)

Other

The term carload represents physical railcars and estimated railcar equivalents of commodities for which G&W is paid on a metric ton or other measure to move freight, as well as intermodal units.

Historically, G&W has found that traffic information may be indicative of freight revenues on its railroads. Freight revenues are revenues for which G&W is paid on a per car, per container or per metric ton basis to move freight. Activities such as railcar switching, port terminal shunting, traction services and other similar freight-related services are excluded from our traffic information as the resulting revenues are not classified as freight revenue. Traffic information may not be indicative of total operating revenues, operating expenses, income from operations or net income.

G&W’s three reportable segments are summarized as follows:

•	The North American Operations segment is comprised of eight operating regions in the U.S. and Canada. This segment represents approximately 60% of G&W’s total operating revenues and approximately 80% of G&W’s total income from operations.

•	The Australian Operations segment is comprised of operations in South Australia, the Northern Territory and New South Wales. This segment represents approximately 10% of G&W’s total operating revenues and approximately 10% of G&W’s total income from operations.

•	The U.K./European Operations segment is comprised of operations in the U.K. and continental Europe. This segment represents approximately 30% of G&W’s total operating revenues and approximately 10% of G&W’s total income from operations.

About G&W

Genesee & Wyoming owns or leases 122 freight railroads worldwide that are organized in 10 operating regions with approximately 7,300 employees and more than 2,800 customers.*

•	G&W’s eight North American regions serve 41 U.S. states and four Canadian provinces and include 115 short line and regional freight railroads with more than 13,000 track-miles.*

•	G&W’s Australia Region provides rail freight services in New South Wales, including in the Hunter Valley coal supply chain, the Northern Territory and South Australia, including operating the 1,400-mile Tarcoola-to-Darwin rail line. The Australia Region is 51% owned by G&W and 49% owned by a consortium of funds and clients managed by Macquarie Infrastructure and Real Assets.

•	G&W’s U.K./Europe Region is led by Freightliner, the U.K.’s largest rail maritime intermodal operator and second-largest rail freight company. Operations also include heavy-haul in Poland and Germany and cross-border intermodal services connecting Northern European seaports with key industrial regions throughout the continent.

G&W subsidiaries provide rail service at more than 40 major ports in North America, Australia and Europe and perform contract coal loading and railcar switching for industrial customers.

*	This information includes G&W’s acquisition of the Providence and Worcester Railroad, which is subject to pending U.S. Surface Transportation Board approval.

For more information, visit gwrr.com.

Contact:

Genesee & Wyoming Inc.

Thomas D. Savage, 1-203-202-8900

Vice President – Corporate Development & Treasurer

Web Site: http://www.gwrr.com